Exhibit 5.1

January 6, 2020
File No.: 319406.00006

By Regular Mail

Edesa Biotech Inc.
100 Spy Court
Markham, ON L3R 5H6
Canada

Dear Sirs/Mesdames:

Re:
Offering Pursuant to Registration Statement

We have acted as Canadian legal counsel for Edesa Biotech, Inc., a corporation organized under the laws of British Columbia (the “Company”), in connection with the sale by the Company of up to 1,355,380 common shares in the capital of the Company, with no par value per share (collectively, the “Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-233567, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on September 12, 2019 (the “Registration Statement”). The prospectus supplement dated January 6, 2020, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Prospectus Supplement.” The Shares are to be sold to certain investors resident in the United States pursuant to a Securities Purchase Agreement dated January 6, 2020 (the “Purchase Agreement”) and to certain investors not resident in the United States pursuant to a Subscription Agreement between the Company and each such investor, each dated January 6, 2020 (collectively, the “Subscription Agreements”).

As Canadian counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, we have examined: (i) the Company’s Notice of Articles and the Company’s Articles, each as amended to date; (ii) certain resolutions of the Board of Directors and a Pricing Committee of the Board of Directors of the Company relating to the sale of the Shares; (iii) the Purchase Agreement; (iv) the Subscription Agreements, and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement and Subscription Agreements, as applicable, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Shares while the Registration Statement is in effect.

We are qualified to practice law in the Provinces of British Columbia, Alberta, Ontario and Quebec and we do not purport to be experts on the law of any other jurisdiction other than the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We do not express any opinion herein concerning any law other than the laws of the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby expressly consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 6, 2020, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

FASKEN MARTINEAU DuMOULIN LLP